Exhibit 10.40

MLA No. CF101F

AMENDMENT

THIS AMENDMENT is entered into as of June 29, 2004, between CoBANK, ACB (“CoBank”) and FCSTONE TRADING, LLC, West Des Moines, Iowa, (the “Company”).

BACKGROUND

CoBank and the Company are parties to a Master Loan Agreement dated September 1, 1999 (such agreement, as previously amended, is hereinafter referred to as the “MLA”). CoBank and the Company now desire to amend the MLA. For that reason, and for valuable consideration (the receipt and sufficiency of which are hereby acknowledged), CoBank and the Company agree as follows:

1. Section 9(E) of the MLA is hereby amended and restated to read as follows:

SECTION 9. Negative Covenants. Unless otherwise agreed to in writing by CoBank, while this agreement is in effect the Company will not:

(E) Loans. Lend or advance money, credit, or property to any person or entity, except for trade credit extended in the ordinary course of business, and loans or advances to any single participant in the GIII Shippers Alliance program in an aggregate principal amount not to exceed $700,000.00 at any one time outstanding; except that the maximum customer receivable limit shall be increased up to an additional $300,000.00 for sales that are made with term not exceeding two business days.

2. Section 10 of the MLA is hereby amended and restated to read as follows:

(A) Minimum Adjusted Working Capital. The Company will have at the end of each period for which financial statements are required to be furnished under Section8(H)(i) and (ii) hereof, an excess of current assets over current liabilities of not less than $2,400,000.00, all as determined in accordance with GAAP consistently applied; provide; however, that for the purposes of this covenant calculation, the amount of any cash deposit pledged by the Company for an FGDI, LLC letter of credit shall not be considered a current asset.

(B) Minimum Adjusted Net Worth. The Company will have at the end of cash period for which financial statements are required to be furnished under Section 8(H)(i) and (ii) hereof, an excess of total assets over total liabilities of not less than $2,400,000.00, all as determined in accordance with GAAP consistently applied; provided, however, that for the purposes of this covenant calculation, the amount of any cash deposit pledged by the Company for an FGDI, LLC letter of credit shall not be considered a current asset.

3. Except as set forth in this amendment, the MLA, including all amendments thereto, shall continue in full force and effect as written.

IN WITNESS WHEREOF, the parties have caused this amendment to be executed by their duly authorized officers as of the date shown above.

CoBANK, ACB		FCSTONE TRADING, LLC

By:	/s/ Janice P. Haines	By:	/s/ Todd Stiles
Title:	Assistant Corporate Secretary	Title:	Asst. Treasurer

7/15/04

/s/ DH